EXHIBIT 99.1

Contact: Larry Dorman
Steve McCracken
(760) 931-1771

ANTHONY S. THORNLEY NAMED TO
CALLAWAY GOLF COMPANY’S BOARD OF DIRECTORS

     CARLSBAD, CA., April 7, 2004 – Callaway Golf Company (NYSE: ELY) today announced that Anthony S. Thornley has been appointed to the Company’s Board of Directors. He will begin serving immediately, and will stand for election to a full one-year term at the Company’s Annual Meeting in May. The addition of one new independent director expands the board to a total of eight members, including Chairman Ronald A. Drapeau, Lead Independent Director Ronald S. Beard, Samuel H. Armacost, William C. Baker, John C. Cushman, III, Yotaro Kobayashi and Richard L. Rosenfield.

     Mr. Thornley currently is President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He has held those positions since February of 2002. He had previously served as QUALCOMM’s Chief Financial Officer since 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand. Mr. Thornley received a Bachelor of Science degree in chemistry from Manchester University, England, and is qualified as a chartered accountant. He is an avid amateur golfer who represented England and Great Britain at the youth level. During his time at Manchester University, he was selected to the British Universities team and won the English Universities championship. He met his wife playing golf, and all four of their children are low handicap golfers.

     “Tony Thornley brings exceptional operational and financial experience to our Board,” commented Mr. Drapeau. “There are many areas where he will be able to contribute helpful guidance and input as a director. We are excited to have him join us.”

     Callaway Golf’s Bylaws mandate that the Company’s Board have between 6 and 15 members, of which the substantial majority must be independent. With the addition of Mr. Thornley, seven of the eight board members qualify as independent under applicable standards. For more on the Company’s Board of Directors, visit the Callaway Golf corporate governance website at http://www.callawaygolf.com/corporate/corp_gov.asp.

Callaway Golf Company makes and sells Big Bertha® Metal Woods and Irons, including ERC® Fusion® Drivers and Fairway Woods, Great Big Bertha® II Titanium Drivers and Fairway Woods, Great Big Bertha II 415 Titanium Drivers, Big Bertha Titanium Drivers and Big Bertha Stainless Steel Fairway Woods, Hawk Eye® VFT® Tungsten Injected™ Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16® and Steelhead X-16 Pro Series Stainless Steel Irons, the Game Enjoyment System™ of GES™ Golf Clubs, Callaway Golf Forged+ Wedges and Callaway Golf Forged Wedges, and Callaway Golf Tour Blue™ Putters. Callaway Golf Company also makes and sells Odyssey® Putters, including White Hot®, TriHot®, DFX®, Dual Force® and 2-Ball Putters. Callaway Golf Company makes and sells the Callaway Golf® HX® Tour balls, HX Blue and HX Red balls, Big Bertha™ Blue and Big Bertha Red balls, and the Warbird™ balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite®, Strata® and Ben Hogan® brands. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com and www.odysseygolf.com.